BJ’s Wholesale Club Holdings, Inc.
Amended and Restated Insider Trading Compliance Policy
This Insider Trading Compliance Policy (this “Policy”) consists of six sections:
•Section I provides an overview;
•Section II sets forth the policies of the Company prohibiting insider trading;
•Section III explains insider trading;
•Section IV consists of procedures that have been put in place by the Company to prevent insider trading and sets forth additional transactions that are prohibited by this Policy (the “Trading Procedures”); and
•Section V provides an acknowledgement of this Policy.
I.Summary
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of BJ’s Wholesale Club Holdings, Inc. and its subsidiaries (collectively, the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and significant criminal fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including termination of employment for cause.
Every officer, board member and Designated Employee must review this Policy. Questions regarding the Policy should be directed to the Company’s General Counsel. Our Board of Directors has approved this Policy.
A.Who Must Comply?
This Policy applies to all officers, board members and certain designated employees of the Company listed on Schedule I attached hereto (“Designated Employees”), which list may be updated from time to time by the Board of Directors, the Chief Executive Officer or the General Counsel. We will refer to officers, board members and Designated Employees collectively at times in this Policy as “Insiders,” or “you.” In addition, certain provisions of the Trading Procedures included in Section IV of this Policy (the “Trading Procedures”) apply only to executive officers (as defined by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), board members, and employees listed on Schedule II attached hereto, as specified herein. The Trading Procedures provide rules for when Insiders can trade in our securities and explain the process for mandatory pre-clearance of proposed trades. Each Insider

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subject to this Policy is obligated to review, understand, and comply with this Policy and applicable laws.
This Policy also applies to the following persons affiliated with an Insider (“Affiliated Persons”):
•The Insider’s “Family Members” (“Family Members” are (a) a spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household, (b) their children or spouse’s children who do not reside in the same household as the individual but are financially dependent on them, (c) any of their other family members who do not reside in their household but whose transactions are directed by them, and (d) any other individual over whose account they have control and to whose financial support they materially contribute. (Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill.).);
•all trusts, family partnerships and other types of entities formed for the Insider’s benefit or for the benefit of a member of their family and over which they have the ability to influence or direct investment decisions concerning securities;
•all persons who execute trades on their behalf; and
•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which the individual has the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures do not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws; and (c) are aware the securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
Insiders are responsible for ensuring that their Affiliated Persons also comply with this Policy.
This Policy extends to all activities within and outside an Insider’s Company duties.
II.Statement of Policies Prohibiting Insider Trading
A.What is Prohibited by this Insider Trading Policy?

You and your Affiliated Persons are prohibited from engaging in insider trading and from trading in securities in violation of this Policy. “Insider trading” is (1) trading (buying or selling) the securities of a company whether for your account or for the account of another, while in the possession of material nonpublic information (see definition below) about that company or (2) disclosing material nonpublic information about a company to others who may trade on the basis of that information. Insider trading can result in criminal prosecution, imprisonment, significant fines and public embarrassment for you and the Company.
1.Prohibition on Trading in Company Securities
When you are in possession of material nonpublic information about the Company, whether positive or negative, you are prohibited from trading (whether for your account or for the account of another) in the Company’s securities, which include common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants and exchange-traded options), and any derivative securities that provide the economic equivalent of ownership of any the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made pursuant to plans approved by the General Counsel in accordance with this Policy that are intended to comply with Rule 10b5-1 under the Exchange Act.
The trading prohibitions in this Policy do not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.
The trading prohibitions in this Policy do apply, however, to the use of outstanding Company securities to pay part or all of the exercise price of a stock option, any sale of stock as part of a broker-assisted cashless exercise of an option, and any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.Prohibition on Tipping
Providing material nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material nonpublic information about the Company to a friend, relative, or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise giving trading advice concerning the Company’s securities, if you are in possession of material nonpublic information about the Company.
3.Prohibition on Trading in Securities of Other Companies

This policy’s prohibitions against insider trading and tipping also apply to trading in securities of other companies, including the Company’s customers, suppliers, partners and other enterprises with which we are working (such as when negotiating an acquisition, investment or other transaction that could be material to the other company). Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company, including any confidential information that is reasonably likely to affect the market price of that company’s securities (for example, discussions of licensing a product or acquiring that other company), neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others, or engage in any other action to take advantage of that information.
If your work regularly involves handling or discussing confidential information of one of our partners, suppliers or customers, you should consult with the General Counsel before trading in any of that company’s securities.
4.Duration of Trading Prohibitions
These trading prohibitions continue whenever and for as long as you know or are in possession of material nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.
This Policy applies to you and your Affiliated Persons so long as you are associated with the Company. If you leave the Company for any reason, this Policy, including, if applicable, the Trading Procedures described in Section IV, will continue to apply to you and your Affiliated Persons until the later of: (1) the first trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the first trading day after any material nonpublic information known to you has become public or is no longer material.
Additionally, no officer, board member or employee of the Company listed on Schedule II (as amended from time to time) shall purchase, transfer or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company. For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 17. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading.
III.Explanation of Insider Trading

This Insider Trading Policy prohibits you and your Affiliated Persons from trading in a company’s securities if you are in possession of information about the company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you should consult with the General Counsel.
“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security or its issuer.
“Securities” include stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.
It is generally understood that insider trading includes the following:
•trading by insiders while in possession of material, non-public information;
•trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
•communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
A.What Facts are Material?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.
Examples of material information include (but are not limited to) information about:
•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers, joint ventures, or dispositions of significant assets;
•major new products or product developments, including significant developments regarding customers, suppliers, or orders;

•important business developments such as entry into or loss of significant contracts or developments regarding strategic collaborators;
•management or control changes or changes in our board of directors;
•significant financing developments, including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies or receiverships;
•significant litigation, governmental investigations or regulatory actions, or major developments in such matters;
•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches; and
•changes in dividend policy or declarations of stock splits.
The above items will not always be material. For example, some new products or contracts may clearly be material while others may not be. No “bright-line” standard or list of items can adequately address the range of situations that may arise; information and events should be carefully considered in terms of their materiality to the Company.
Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
A good general rule of thumb: When in doubt, do not trade.
B.“Non-Public” Information
Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally.
To demonstrate that information is public, one must be able to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release, publishing the information on our website or posting on social media if those are regular ways we communicate with investors, or by other means that are reasonably designed to provide broad public access. Before a person with material nonpublic information can trade, the market must have adequate time to absorb the information that has been disclosed. For the purposes of this Policy, information will be considered public after the completion of one full day of trading following our public release of the information. For that purpose, a full day of trading means a session of regular trading hours on the New York Stock Exchange (“NYSE”) between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier closing time as has been set by exchange rules) has occurred.
For example, if the Company publicly discloses material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company publicly discloses material information after trading begins on a Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.
C.Who is an Insider?
Individuals who have material inside information about a company, including officers, board members, employees and anyone else who has material inside information about a company may be considered an insider under the federal securities laws. All officers, board members and Designated Employees of the Company should consider themselves Insiders with respect to material, non-public information about the Company’s business, activities and securities. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. Officers, board members and Designated Employees may not trade in the Company’s securities while in possession of material, non-public information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.
D.What are the Penalties for Insider Trading and Noncompliance with this Policy?
Both the U.S. Securities and Exchange Commission (the “SEC”) and the national securities exchanges, through the Financial Industry Regulatory Authority, investigate and are very effective at detecting insider trading. The U.S. government pursues insider trading violations vigorously, successfully prosecuting, for example, trading by employees in foreign accounts, trading by family members and friends of insiders, and trading involving only a small number of shares.
The penalties for violating rules against insider trading can be severe and include:
•forfeiting any profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of a violation, have purchased or sold securities of the same class;
•payment of criminal penalties of up to $5,000,000;
•payment of civil penalties of up to three times the profit made or loss avoided; and
•imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under some circumstances be subject to private lawsuits.
Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated in connection with insider trading.
Violation of this Policy or any federal or state insider trading laws may subject you to disciplinary action by the Company, including termination of your employment or other relationship with the Company. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy whether or not it also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.
E.Size of Transaction and Reason for Transaction Do Not Matter
The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.
F.Examples of Insider Trading
Examples of insider trading cases include:
•actions brought against corporate officers, board members, and employees who traded in a company’s securities after learning of significant confidential corporate developments;
•friends, business associates, family members and other tippees of such officers, board members, and employees who traded in the securities after receiving such information;
•government employees who learned of such information in the course of their employment; and
•other persons who misappropriated, and took advantage of, confidential information from their employers.
The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider
An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.
Trading by Tippee
An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.
G.Prohibition of Records Falsification and False Statements
Section 13(b)(2) of the 1934 Act requires companies subject to the Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or board members from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, board members and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.
H.How Do You Report a Violation of this Policy?
If you have a question about this Policy, including whether certain information you are aware of is material or has been made public, you should consult with the General Counsel. In addition, if you violate this Policy or any federal or state laws governing insider trading or know of any such violation by any director or employee of the Company, you should report the violation immediately to the General Counsel.
IV.Trading Procedures
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director, Designated Employee and their Affiliated Persons is required to follow these procedures, unless otherwise provided herein.
A.Pre-Clearance of All Trades by All Officers, Board Members and Certain Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, board members and the employees listed on Schedule II (as amended from time to time) must be pre-cleared by the Company’s General Counsel. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules. Gifts of Company securities are considered a transaction in the Company’s securities for purposes of these Trading Procedures.
A request for pre-clearance must be in writing (including without limitation by e- mail), should be made at least two business days in advance of the proposed transaction and should include the identity of the requesting party, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or options to be involved. In addition, unless otherwise determined by the General Counsel, the requesting party must execute a certification (in the form approved by the General Counsel) that he, she or it is not aware of material, nonpublic information about the Company.
The General Counsel shall have sole discretion to decide whether to clear any contemplated transaction, provided that the Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel (or the Chief Executive Officer, in the case of the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the requesting party (a) becomes aware of material, non-public information; (b) becomes subject to a black-out period before the transaction is effected; or (c) such clearance has been rescinded by the General Counsel, the transaction may not be completed.
The General Counsel does not assume responsibility for, and approval by the General Counsel does not protect the requesting party from, the consequences of prohibited insider trading.
1.Additional Information
A requesting party shall provide to the General Counsel any documentation the General Counsel reasonably requires in furtherance of the foregoing procedures. Any failure to provide such information will be grounds for the General Counsel to deny approval of the trade request.
2.Notification of Brokers of Insider Status

Executive officers and directors who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the executive officer or director is subject to Section 16; (b) the broker shall confirm that any trade by the executive officer or director or any of their affiliates has been precleared by the Company; and (c) the broker is to provide transaction information to the executive officer or director and/or General Counsel on the day of a trade.
3.No Obligation to Approve Trades
The foregoing approval procedures do not in any way obligate the General Counsel to approve any trade. The General Counsel has sole discretion to reject any trading request.
From time to time, an event may occur that is material to the Company and is known by only a limited number of directors and employees. The General Counsel may decline a requesting party’s request to preclear a proposed trade based on the existence of a material nonpublic development – even if the requesting party is not aware of that material nonpublic development. If any director or employee engages in a trade before a material nonpublic development is disclosed to the public or resolved, that individual and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the individual was unaware of the development. So long as the event remains material and nonpublic, the General Counsel may decide not to approve any transactions in the Company’s securities. The General Counsel will subsequently notify the requesting party once the material nonpublic development is disclosed to the public or resolved. If a requesting party requests preclearance of a trade during the pendency of such an event, the General Counsel may reject the trading request without disclosing the reason.
4.Post-Trade Reporting
The details of any transactions in our securities (including transactions effected pursuant to a Rule 10b5-1 Plan) by a director or executive officer (or an Affiliated Person) who is required to file reports under Section 16 of the Exchange Act must be reported to the General Counsel by such director or executive officer or their brokerage firm on the same day on which a trade order is placed or such a transaction otherwise is entered into. The report shall include the date of the transaction, quantity of shares, the price and the name of the broker-dealer that effected the transaction. This reporting requirement may be satisfied by providing (or having the individual’s broker provide) a trade order confirmation to the General Counsel if the General Counsel receives such information by the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.
B.Black-Out Periods

Additionally, no officer, board member or employee listed on Schedule II (as amended from time to time) shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section II. For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 17.
Exceptions to the black-out period policy may be approved only by the Company’s General Counsel (or, in the case of an exception for the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel, the Chief Executive Officer or, in the case of exceptions for board members or persons or entities subject to this policy as a result of their relationship with a board member, the Board of Directors).
From time to time, the Company, through the Board of Directors, the Company’s disclosure committee or the General Counsel, may recommend that Insiders or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public (a “Special Closed Window”). The General Counsel may also impose a Special Closed Window on Insiders or a subset of them to prohibit trading in the securities of other companies, including specified peers or competitors of the Company. The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Policy to be material nonpublic information about the Company. Subject to the exceptions noted above, all of those affected should not trade in the Company’s securities while the suspension is in effect and should not disclose to others that the Company has suspended trading.
If the Company is required to impose a “pension fund black-out period” under Regulation BTR, each board member and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such black-out period any equity securities of the Company acquired in connection with his or her service as a board member or officer of the Company, except as permitted by Regulation BTR.
C.Exemptions
1.Pre-Approved Rule 10b5-1 Plan.
Transactions made pursuant to an approved Rule 10b5-1 Plan (as defined below), in compliance with the Company’s Rule 10b5-1 Trading Plan Policy, will not be subject to our pre-clearance procedures or blackout periods. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet specified requirements. A trading plan, arrangement or instruction that meets the requirements of the SEC’s Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to trade in Company securities outside of our trading windows, even when in possession of material nonpublic information.

If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or instruction must:
•satisfy the requirements of Rule 10b5-1;
•be documented in writing;
•be established during a trading window when such Insider does not possess material nonpublic information; and
•be pre-approved by the General Counsel.
Prior to approving a Rule 10b5-1 Plan, the General Counsel may require that the plan exclude or include certain provisions (e.g., cooling off period, minimum number of trades requirement, limited term) that ensure compliance with SEC regulations and practices the General Counsel deems to be in the best interests of the Company.
Any proposed deviation from the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to, and be approved by, the General Counsel. All transactions pursuant to a Rule 10b5-1 Plan must be timely reported in accordance with the procedures set forth above in Section IV.A.4.
Any modification or termination of a Rule 10b5-1 Plan previously approved by the General Counsel requires a new approval by the General Counsel. The General Counsel may require as a condition to such approval that the modification or termination occur during a trading window and that the Insider be not aware of material nonpublic information.
For further information about requirements related to Rule 10b5-1 Plans, please see the Company’s Rule 10b5-1 Trading Plan Policy.
2.Employee Equity Plans.
Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy tax withholding requirements if (a) withholding is required by the applicable plan or award agreement or (b) the election to exercise the tax withholding right was made by the Insider in compliance with the Trading Procedures.
Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or its employees that are used to purchase Company stock pursuant to the employees’ advance instructions under the Company’s Employees Stock Purchase Plan. However, an Insider may not: (a) elect to participate in the plan or alter their instructions regarding the level of withholding or purchase by the Insider of Company securities under the plan; or (b) make cash contributions to the plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under the plan is subject to the prohibitions and restrictions of the Trading Procedures.
D.Waivers
A waiver of any provision of this Policy or the Trading Procedures may be authorized in writing by the General Counsel. All waivers shall be reported to the Board of Directors.
E.Post-Termination Transactions
If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.
F.Additional Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, Insiders shall comply with the following policies with respect to certain transactions in the Company securities:
1.Short Sales
Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.
2.Publicly Traded Options
A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an Insider is trading based on inside information. Transactions in options also may focus an Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.
3.Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an Insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company’s other stockholders. Therefore, all hedging transactions involving the Company’s equity securities are prohibited by this Policy.
4.Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans
Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans (or modifying an existing pledge) is prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).
5.Gifts and Other Distributions in Kind
No Insider may donate or make any other transfer of Company securities without consideration when the Insider is not permitted to trade unless the donee agrees not to sell the shares until the Insider is permitted to sell. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Policy.
6.Board Member and Executive Officer Cashless Exercises
The Company will not arrange with brokers to administer cashless exercises on behalf of board members and executive officers of the Company. Board members and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the board member or executive officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price, (iii) the board member or executive officer uses a “T+2” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles and (iv) the board member or executive officer otherwise complies with this Policy. Under a T+2 cashless exercise, a broker, the issuer, and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the board member or executive officer. Questions about cashless exercises should be directed to the General Counsel.
7.Partnership Distributions
Nothing in this Policy is intended to limit the ability of a private equity partnership or other similar entity with which a board member is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected board member and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

G.Information Relating to the Company
1.Access to Information
Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, board members and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than need-to-know basis.
In communicating material, non-public information to employees of the Company, all Insiders must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.
2.Inquiries From Third Parties
Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the General Counsel.
H.Limitations on Access to Company Information
The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.
All Insiders should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:
•maintaining the confidentiality of Company-related transactions;
•conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
•restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
•promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
•restricting access to areas likely to contain confidential documents or material, non- public information;

•safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and
•avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.
Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.
*    *    *
Questions regarding this Policy are encouraged and may be directed to the General Counsel.
ADOPTED:     March 3, 2026
EFFECTIVE:    March 3, 2026

SCHEDULE I
DESIGNATED EMPLOYEES
•All members of the Board of Directors
•All officers1
•All Club Managers
•All Regional Managers
•All Club Support Center employees

1 Under Delaware law, officers include all employees with a job title of vice president level or higher and is not limited to the corporate or Section 16 officers of the Company.

SCHEDULE II
INDIVIDUALS SUBJECT TO BLACKOUT PERIODS AND PRE-CLEARANCE REQUIREMENTS
•All members of the Board of Directors
•All officers2
•All employees in the Legal function
•All employees in the following Administrative/Executive job profiles:

Executive Admin Manager
Executive Assistant

•All employees in the following Finance/Accounting job profiles:

Accounting Specialist
Assoc Inventory Acct Analyst
Credit Manager
Credit Supervisor
Dir Forecasting and Budgeting
Director Financial Planning
Director Internal Audit
Director IT Finance
Director Tax
Director Treasury
Field Auditor
Financial Analyst
Financial Analyst - Capital and Leases
Financial Planning and Analysis Manager – Digital & CSC
Financial Planning Manager
Financial Systems Analyst
Financial Systems Manager
Financial Systems Process Manager
FP&A Manager – Merchandise
Income Tax Analyst
Internal Auditor
Inventory Acct Analyst
Inventory Acct Manager
Inventory Control Supervisor Perishables
2 Under Delaware law, officers include all employees with a job title of vice president level or higher and is not limited to the corporate or Section 16 officers of the Company.

Lead Internal Auditor
Lead IT Auditor
Lead Lease Admin Analyst
Sales Tax Manager Role – Incentives & Credits
Service Delivery Revenue Ops
Property Tax Manager
Sr Accountant
Sr Accounting Manager
Sr Capital and Lease Analyst
Sr Director Field Audit
Sr Director Financial Systems
Sr ESG, Leases and Capital Manager
Sr Field Auditor
Sr Financial Analyst
Sr Financial Systems Analyst
Sr Income Tax Manager
Sr Internal Auditor
Sr Inventory Accountant
Sr Inventory Acct Analyst
Sr Inventory Operations Analyst
Sr IT Auditor
Sr Manager Tax
Sr Merch Finance Analyst
Sr SEC Reporting and Technical Accounting Mgr
Sr Treasury Analyst
Sr Tax Analyst
Sr Treasury Analyst
Staff Accountant Financial Reporting
Tax Analyst
Technical Lease and Capital Accounting Manager
Treasury Analyst